SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549




                            FORM 8-K

                         CURRENT REPORT




Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                     Date of Report: October 1, 1999



               Exact Name of
Commission     Registrant          State or other    IRS Employer
File           as specified        Jurisdiction of   Identification
Number         in its charter      Incorporation     Number
-----------    --------------      ---------------   --------------

1-12609        PG&E Corporation    California        94-3234914

1-2348         Pacific Gas and     California        94-0742640
               Electric Company




Pacific Gas and Electric Company        PG&E Corporation
77 Beale Street, P.O. Box 770000        One Market, Spear Tower, Suite 2400
San Francisco, California  94177        San Francisco, California 94105

          (Address of principal executive offices) (Zip Code)


Pacific Gas and Electric Company        PG&E Corporation
        (415) 973-7000                   (415) 267-7000

    (Registrant's telephone number, including area code)

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Item 5.  Other Events

On September 30, 1999, Pacific Gas and Electric Company (Utility), the California utility subsidiary of PG&E Corporation, filed an application with the California Public Utilities Commission (CPUC) to determine the market value of its hydroelectric generating facilities and related assets through an open, competitive auction. Under the California electric industry restructuring legislation, the Utility's hydroelectric generating assets must be valued not later than December 31, 2001, based on appraisal, sale, or other divestiture. The Utility filed the application in order to permit the valuation and transfer of the hydroelectric generating assets to be completed before December 31, 2001, as required under the electric industry restructuring legislation.

The Utility plans to use an auction process previously approved by the CPUC and successfully used in the sale of the Utility's fossil and geothermal plants. The Utility has requested that the CPUC first approve (1) the proposed auction process, (2) the proposed forms of purchase and sale agreement and various service agreements to provide for sharing facilities and services between the Utility and the new owner(s) of the generation facilities, and (3) the proposed accounting and ratemaking treatment (which is consistent with that previously approved by the CPUC for the Utility's sale of its fossil and geothermal power plants). The application also requests that the CPUC determine, among other matters, that the fair market value of the hydroelectric generating facilities and related assets is the price received from the winning bidder at closing. After these initial approvals, the Utility has requested that the CPUC issue a final decision to approve the terms and price of each transaction and the Utility's accounting and ratemaking adjustments, among other matters.

Under the process proposed in the application, another subsidiary of PG&E Corporation, PG&E Generating Company (PG&EGen), would be permitted to participate in the auction on the same basis as other bidders. The Utility has also proposed to appoint a major accounting firm (other than the Utility's current and past auditors) to participate in and monitor the auction process to verify that all bidders are treated equally. At the end of the auction, the independent auditor would be required to certify to the CPUC that the auction was conducted in an impartial manner.

The proposed auction process is estimated to take at least 21 weeks after CPUC approval of the auction process. The duration of the proceedings at the CPUC related to the proposed auction is uncertain and any proposed auction is likely to be subject to hearings and environmental reviews as necessary. The Utility has requested the CPUC to issue its initial decision approving the auction process in time to allow the auction to start as soon as possible.

The sale of the hydroelectric facilities would be subject to many conditions, including the approval of the Federal Energy Regulatory Commission (FERC) and other agencies to the transfer or re-issuance of various permits and licenses, and possible filings under the antitrust laws. In addition, for any facility that the California Independent System Operator (ISO) has designated as must-run for reliability, the assignment to the purchaser of the Utility's Reliability Must Run Contract with the ISO with respect to that facility would require FERC approval. The Utility cannot estimate how long the regulatory approval process will take. Under the proposed purchase and sale agreement, the CPUC's approval of the proposed sale on terms acceptable to the Utility in its sole discretion is also a condition precedent to the closing of any sale.

At June 30, 1999, the book value of the Utility's net investment in hydroelectric generation assets was approximately $0.8 billion, excluding approximately $0.5 billion of net investment reclassified as regulatory assets recoverable as transition costs. Any gain from the sale of the facilities to a third party would be used to reduce other transition costs. If the winning bidder for any of the auctioned assets is PG&EGen, the excess of market value over book value for those assets would be used to reduce other transition costs which could result in a material charge to Utility earnings and PG&E Corporation's consolidated earnings.

Cautionary Statement Regarding Forward-looking Statements

The discussion above contains forward-looking statements about the possible auction of the Utility's hydroelectric assets, among other forward-looking statements. These statements are necessarily subject to various risks and uncertainties and actual results may differ materially from those currently expected or contemplated by management. Some of the factors that may affect the outcome of the issues discussed above include future legislative and regulatory action; the duration of proceedings at the CPUC, the FERC, and other regulatory agencies related to the proposed auction; the extent and nature of any required environmental reviews; the outcome of any proceedings at the FERC and other agencies related to the transfer or re-issuance of any required permits; the extent to which PG&EGen is the successful bidder for any of the auctioned assets; and other factors that PG&E Corporation and the Utility are unable to predict.

                             SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.


                          PG&E CORPORATION
                                 and
                          PACIFIC GAS AND ELECTRIC COMPANY




                          By /s/ CHRISTOPHER P. JOHNS
                           ---------------------
                           CHRISTOPHER P. JOHNS
                           Vice President and Controller
                           (PG&E Corporation)
                           Vice President and Controller
                           (Pacific Gas and Electric Company)

Dated: October 1, 1999